Exhibit 99.1

News Release

Superior Reports Third Quarter 2019 Financial Results

Continued strong cash flow supported additional debt principal reduction

Third Quarter 2019 Highlights:

•	Unit shipments of 4.9 million, up 2% year-over-year

•	Net sales of $352.0 million, up 1% year-over-year

•	Value-Added Sales(1) up 12%, excluding foreign exchange; 12% growth over market(2)

•	The UAW labor strike negatively impacted units and sales by approximately 2%

•	Net loss of $6.6 million, includes $15.0 million of restructuring and net other expense

•	Adjusted EBITDA(1) of $38.9 million

•	Debt principal reduction(3) of $12.4 million supported by ongoing strong cash flow

SOUTHFIELD, MICHIGAN – November 4, 2019 – Superior Industries International, Inc. (NYSE:SUP), one of the world’s leading light vehicle aluminum wheel suppliers for OEMs and the European aftermarket, today reported financial results for the third quarter ended September 30, 2019.

($ in Millions, Units in Thousands)	Three Months		Nine Months
	3Q 2019	3Q 2018	YTD 2019	YTD 2018
Units
North America	2,505	2,647	7,618	8,639
Europe	2,346	2,087	7,162	7,185

Global	4,851	4,734	14,780	15,824
Net Sales
North America	$188.1	$197.8	$553.6	$606.7
Europe	163.9	149.8	508.6	516.3

Global	$352.0	$347.6	$1,062.2	$1,123.0
Value-Added Sales (1)
North America	$93.5	$92.4	$270.1	$294.2
Europe	101.9	86.7	311.8	296.7

Global	$195.5	$179.1	$581.9	$590.9

“Our third quarter revenue reflects the ongoing momentum of our positioning as a premium wheel solutions provider. We continue to benefit from the shift to larger, more complex wheels with premium finishes, which resulted in Value-Added Sales growing above market(1,2) during the quarter,” commented Majdi Abulaban, Chief Executive Officer of Superior.

“Despite the weaker macro environment, our continued focus across the organization is on improving operating performance, aligning our cost structure, and generating cash flow, which delivered positive results in the quarter, including an improvement in net leverage by 0.3 times,” continued Mr. Abulaban.

(1)	See “Non-GAAP Financial Information” below and the attached pages for reconciliations to the most comparable GAAP measures
(2)	Source: IHS Automotive October 16th, 2019; NA and EU combined industry production (0.2%); EU based on Western and Central EU
(3)	Includes open market repurchases of senior unsecured notes, Term Loan B payments, and other debt payments

Third Quarter Results

Wheel unit shipments were 4.9 million for the third quarter of 2019 compared to unit shipments of 4.7 million in the prior year period, an increase of 2.5%. The increase in shipments was driven by higher volumes in Europe, including in the Company’s aftermarket business, partially offset by lower shipments in North America. The decline in North America includes the impact related to the UAW strike, which resulted in lower consolidated shipments by approximately 2% in the quarter.

Net sales for the third quarter of 2019 were $352.0 million, compared to net sales of $347.6 million for the same period in 2018. The increase in net sales was driven by improved product mix comprised of larger diameter wheels and premium finishes in both segments and higher volumes, partially offset by lower aluminum prices and a weaker Euro. The UAW strike negatively impacted net sales by approximately 2% in the quarter.

Value-Added Sales, a non-GAAP measure as defined and reconciled to net sales below, were $195.5 million for the third quarter of 2019, a 9.1% increase compared to the prior year period. The increase in Value-Added Sales resulted from the continued shift towards production of larger, premium wheels and higher volumes, partially offset by a weaker Euro. The UAW strike negatively impacted Value-Added Sales by approximately 2% in the quarter.

Gross profit for the third quarter of 2019 was $16.0 million compared to $23.7 million in the prior year period. The decrease was primarily due to restructuring costs of $13.0 million related to the restructuring of the Company’s Fayetteville facility. This expense included accelerated depreciation of $7.6 million and severance, write-downs on supplies and other consumable inventory, and other costs totaling $5.4 million. The increase in expense was partially offset by improved mix, material procurement savings, and higher volumes.

Selling, general, and administrative (“SG&A”) expenses for the third quarter of 2019 were $16.3 million, or 4.6% of net sales, compared to $16.0 million in the prior year period.

Operating loss for the third quarter of 2019 was $0.2 million, compared to income from operations of $7.7 million in the prior year period. This operating loss is due to the previously mentioned impacts on gross profit.

The income tax benefit for the quarter ended September 30, 2019 was $4.8 million on a pre-tax loss of $11.4 million. The effective tax rate was higher than the statutory rate primarily due to the effects of U.S. taxation of foreign earnings under Global Intangible Low-Tax Income (“GILTI”) provisions of tax reform, and recognition of a valuation allowance on non-deductible interest, partially offset by a benefit due to the mix of earnings among tax jurisdictions. The income tax benefit for the quarter ended September 30, 2018 was $7.1 million on a pre-tax loss of $7.8 million, which was primarily due to a revision to the estimated U.S. tax related provisions of the Tax Cuts and Jobs Act.

For the third quarter of 2019, the Company reported a net loss of $6.6 million, or a loss of $0.57 per diluted share, which includes restructuring and net other expense of $0.49 per diluted share. This compares to a net loss of $0.7 million, or a loss of $0.37 per diluted share, in the prior year period. See attached supplemental data pages for a reconciliation of restructuring and net other expense and a reconciliation from net income to diluted earnings per share.

Adjusted EBITDA, a non-GAAP measure as defined and reconciled to net income below, was $38.9 million for the third quarter of 2019 compared to $30.6 million in the prior year period. The increase in Adjusted EBITDA was primarily driven by improved product mix comprised of larger diameter wheels and premium finishes, procurement savings, and higher volume.

Net cash provided by operating activities was $32.7 million for the third quarter of 2019 compared to $33.5 million in the prior year period. The decrease was driven by improved working capital management in the third quarter of 2019 offset by higher incremental usage of the Company’s accounts receivable factoring program during the prior year period.

Net cash used for investing activities was $18.9 million for the third quarter of 2019 compared to $17.3 million in the prior year period.

During the quarter, Superior suspended its quarterly common dividend, allowing the Company to reallocate approximately $11.0 million annually to invest in the business and reduce net debt. Dividends paid during the quarter totaled $6.3 million and purchases of shares from minority holders of Superior Industries Europe AG totaled $2.5 million. Also, during the quarter, Superior repurchased €7.0 million ($7.8 million) face value of its 6.0% senior unsecured notes on the open market for €5.9 million ($6.6 million), resulting in a pre-tax net gain of $1.0 million, which is included in other income and which has been deducted to arrive at Adjusted EBITDA. The senior note repurchases and other debt payments resulted in a $12.4 million reduction in debt principal during the quarter.

Capital Structure and Liquidity

Total funded debt and net debt at the end of the quarter were $634.7 million and $585.4 million, respectively. This compares to funded debt and net debt at the end of the prior year period of $711.3 million and $699.1 million, respectively. Total liquidity, including cash and unused available amounts under revolving credit facilities, totaled $254.5 million at the end of the quarter.

Year-to-Date Results

Wheel unit shipments were 14.8 million for the first nine months of 2019 compared to unit shipments of 15.8 million in the prior year period. The decrease occurred primarily in the Company’s North American operations and was driven by softer industry production levels at our key customers, lower take rates, and reduced share.

Net sales for the first nine months of 2019 were $1.06 billion, compared to net sales of $1.12 billion for the same period in 2018. The reduction in net sales was primarily driven by reduced volumes, lower aluminum prices and a weaker Euro, partially offset by improved product mix comprised of larger diameter wheels and premium finishes in both regions.

Value-Added Sales, a non-GAAP measure as defined and reconciled to net sales below, were $581.9 million for the first nine months of 2019 compared to $590.9 million in the prior year period. The reduction in Value-Added Sales was primarily driven by reduced volumes and a weaker Euro, partially offset by improved product mix comprised of larger diameter wheels and premium finishes in both regions.

Gross profit for the first nine months of 2019 was $89.2 million compared to $127.2 million in the prior year period. The decrease was primarily due to the previously mentioned restructuring costs of $13.0 million, as well as the alignment of reporting for SG&A expenses between our North American and European segments, which resulted in higher cost of goods sold and lower SG&A expenses. Gross profit was also impacted by lower volume. These items were partially offset by improved mix and material procurement savings.

SG&A expenses for the first nine months of 2019 were $46.7 million, or 4.4% of net sales, compared to $60.6 million in the prior year period. The decrease is primarily due to a reduction in acquisition and integration expenses and the previously mentioned alignment of reporting for SG&A.

Income from operations for the first nine months of 2019 was $42.4 million, compared to $66.6 million in the prior year period. The change compared to the prior year is due to the previously mentioned impacts on gross profit and SG&A.

The income tax provision for first nine months of 2019 was $7.7 million on pre-tax income of $10.3 million. The tax provision was driven primarily by GILTI, which now includes the taxation of the Company’s full foreign operations as compared to a phase in under GILTI in 2018, as well as the previously mentioned impacts on taxes in the third quarter. The income tax provision for the first nine months of 2018 was $1.1 million on pre-tax income of $18.9 million.

For the first nine months of 2019, the Company reported net income of $2.6 million, or a loss of $0.84 per diluted share, which includes restructuring and net other expense of $0.49 per diluted share. This compares to net income of $17.8 million, or a loss of $0.32 per diluted share, in the prior year period. See attached supplemental data pages for a reconciliation of restructuring and net other expense and a reconciliation from net income to diluted earnings per share.

Adjusted EBITDA, a non-GAAP measure as defined and reconciled to net income below, was $131.3 million for the first nine months of 2019 compared to $140.0 million in the prior year period. The decrease in Adjusted EBITDA was driven primarily by lower volume and higher energy prices, partially offset by improved product mix comprised of larger diameter wheels and premium finishes and material procurement savings.

Net cash provided by operating activities was $102.4 million for the first nine months of 2019 compared to $64.3 million in the prior year period. The increase was driven by improved working capital management during the first nine months of 2019 partially offset by higher incremental usage of the Company’s accounts receivable factoring program during the prior year period. Net cash used for investing activities was $38.0 million for the first nine months of 2019 compared to $55.5 million in the prior year period. The decrease was due to lower capital expenditures and proceeds from the sale of other assets.

During the first nine months of 2019, Superior paid dividends totaling $19.2 million and purchased $3.9 million in shares from minority shareholders of Superior Industries Europe AG. During the same period, Superior also repurchased €27.0 million ($30.2 million) of 6.0% senior unsecured notes on the open market. The senior note repurchases and other debt payments have resulted in a $40.5 million reduction in debt principal through the third quarter of 2019.

2019 Outlook

Compared to the Company’s previously issued outlook for full year 2019, Superior increased its outlook for cash flow from operations due to the working capital initiatives executed to date. Superior also narrowed its outlook for unit shipments, net sales, Value-Added Sales, and Adjusted EBITDA and maintained its outlook for capital expenditures.

	Prior Outlook	Current Outlook
Unit Shipments	19.5 - 19.9 million	19.5 - 19.7 million
Net Sales	$1.39 - $1.44 billion	$1.39 - $1.42 billion
Value -Added Sales	$755 - $ 795 million	$755 - $ 775 million
Adjusted EBITDA	$165 - $ 180 million	$165 - $ 175 million
Cash Flow from Operations	$125 - $ 145 million	$135 - $ 155 million
Capital Expenditures	~$75 million	~$75 million

Superior’s revised outlook for unit shipments, net sales, Value-Added Sales, and Adjusted EBITDA reflects the impact of a labor strike at one of Superior’s largest customers.

Value-Added Sales and Adjusted EBITDA are non-GAAP measures as defined below. In reliance on the safe harbor provided under section 10(e) or Regulation S-K, Superior has not quantitatively reconciled differences between Adjusted EBITDA presented in the 2019 outlook to net income, the most comparable GAAP measure, as Superior is unable to quantify certain amounts included in net income without unreasonable efforts and due to the inherent uncertainty regarding such variables. Superior also believes that such reconciliation would imply a degree of precision that could potentially be confusing or misleading to investors. However, the magnitude of these amounts may be significant.

Conference Call

Superior will host a conference call beginning at 8:30 AM ET on Monday, November 4, 2019. The conference call may be accessed by dialing 800-353-6461 for participants in the U.S./Canada or +1 334-323-0501 for participants outside the U.S./Canada using the required conference ID 3135961. The live conference call can also be accessed by logging into the Company’s website at www.supind.com or by clicking this link: earnings call webcast. A replay of the webcast will be available on the Company’s website immediately following the conclusion of the call.

During the conference call, management plans to review operating results and discuss other financial and operating matters. In addition, management may disclose material information in response to questions posed by participants during the call.

About Superior

Superior is one of the world’s leading aluminum wheel suppliers. Superior’s team collaborates and partners with customers to design, engineer, and manufacture a wide variety of innovative and high-quality products utilizing the latest lightweighting and finishing technologies. Superior also maintains leading aftermarket brands ATS®, RIAL®, ALUTEC®, and ANZIO®. Headquartered in Southfield, Michigan, Superior is listed on the New York Stock Exchange. For more information, please visit www.supind.com.

Non-GAAP Financial Information

In addition to the results reported in accordance with GAAP included throughout this earnings release, this release refers to “Adjusted EBITDA,” which Superior has defined as earnings before interest income and expense, income taxes, depreciation, amortization, restructuring charges and other closure costs, impairments of long-lived assets and investments, changes in fair value of redeemable preferred stock embedded derivative, acquisition and integration costs, certain hiring and separation related costs, gains associated with early debt extinguishment and accounts receivable factoring fees. This release also refers to “Value-Added Sales,” which Superior defines as net sales less the value of aluminum and services provided by outsourced service providers that are included in net sales. For reconciliations of these non-GAAP measures to the most directly comparable GAAP measure, see the attached supplemental data pages.

Management believes these non-GAAP measures are useful to management and may be useful to investors in their analysis of Superior’s financial position and results of operations. Further, management uses these non-GAAP financial measures for planning and forecasting purposes. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP and may be different from similar measures used by other companies.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts and can generally be identified by the use of future dates or words such as “may,” “should,” “could,” “will,” “expects,” “seeks to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements also include, but are not limited to, the 2019 outlook included herein, Superior’s strategic and operational initiatives, product mix and overall cost improvement and are based on current expectations, estimates, and projections about Superior’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, risks, and uncertainties discussed in Superior’s Securities and Exchange Commission filings and reports, including Superior’s Annual Report on Form 10-K for the year-ended December 31, 2018, and other reports from time to time filed with the Securities and Exchange Commission. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this press release. Such forward-looking statements speak only as of the date on which they are made, and Superior does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

Contact:

Superior Investor Relations

Troy Ford

(248) 234-7104

Investor.Relations@supind.com

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Condensed Consolidated Statements of Operations (Unaudited)

(Dollars in Millions, Except Per Share Amounts)

	Three Months		Nine Months
	3Q 2019	3Q 2018	YTD 2019	YTD 2018
Net Sales	$352.0	$347.6	$1,062.2	$1,123.0
Cost of Sales	336.0	323.9	973.0	995.8

Gross Profit	$16.0	$23.7	$89.2	$127.2
SG&A	16.3	16.0	46.7	60.6

(Loss) Income From Operations	$(0.2)	$7.7	$42.4	$66.6
Interest Expense, net	(11.8)	(12.4)	(35.5)	(37.4)
Other Income (Expense), net	1.7	(3.3)	3.7	(6.8)
Change in Fair Value of Preferred Derivative	(1.0)	0.2	(0.3)	(3.5)

(Loss) Income Before Income Taxes	$(11.4)	$(7.8)	$10.3	$18.9
Income Tax Benefit (Provision)	4.8	7.1	(7.7)	(1.1)

Net (Loss) Income	$(6.6)	$(0.7)	$2.6	$17.8
Loss Per Share:
Basic	$(0.57)	$(0.37)	$(0.84)	$(0.32)
Diluted	$(0.57)	$(0.37)	$(0.84)	$(0.32)
Weighted Average and Equivalent Shares Outstanding for EPS (in Thousands):
Basic	25,127	25,017	25,089	24,985
Diluted	25,127	25,017	25,089	24,985

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in Millions)

	9/30/2019	12/31/2018
Current Assets	$366.2	$370.4
Property, Plant and Equipment, net	516.9	532.8
Intangibles and Other Assets	520.3	548.4

Total Assets	$1,403.4	$1,451.6

Current Liabilities	$200.4	$178.5
Long-Term Liabilities	709.0	741.5
Redeemable Preferred Shares	156.7	144.5
European Noncontrolling Redeemable Equity	9.1	13.8
Shareholders’ Equity	328.2	373.3

Total Liabilities and Shareholders’ Equity	$1,403.4	$1,451.6

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Consolidated Statements of Cash Flows (Unaudited)

(Dollars in Millions)

	Three Months		Nine Months
	3Q 2019	3Q 2018	YTD 2019	YTD 2018
Net (Loss) Income	($6.6)	($0.7)	$2.6	$17.8
Depreciation and Amortization	30.8	23.6	77.5	71.9
Income tax, Non-cash changes	(5.1)	(2.5)	(3.5)	4.4
Stock-based Compensation	1.8	1.2	3.7	3.0
Debt Amortization	1.2	1.0	3.7	2.9
Other Non-cash items	2.1	0.9	0.4	2.8
Changes in Operating Assets and Liabilities:	—	—	—	—
Accounts Receivable	(7.9)	24.8	(30.5)	2.8
Inventories	11.7	(5.8)	9.0	(22.0)
Other Assets and Liabilities	7.7	(3.8)	20.3	(11.5)
Accounts Payable	0.5	(6.3)	11.2	(8.6)
Income Taxes	(3.5)	1.1	7.9	0.8

Cash Flow Provided by Operating Activities	$32.7	$33.5	$102.4	$64.3
Capital Expenditures	(18.9)	(17.4)	(47.6)	(55.5)
Other Investing Activities	—	0.1	9.6	—

Cash Flow Used by Investing Activities	($18.9)	($17.3)	($38.0)	($55.5)
Debt Repayment	(10.8)	(1.8)	(35.0)	(5.4)
Cash Dividends	(6.3)	(6.1)	(19.2)	(21.7)
Purchase of Non-controlling Redeemable Shares	(2.5)	(33.4)	(3.9)	(33.4)
Payments Related to Tax Withholdings for Stock-Based Compensation	—	—	(0.1)	(0.6)
Proceeds from Borrowings on Revolving Credit Facility	25.8	149.3	69.6	234.7
Repayments of Borrowings on Revolving Credit Facility	(25.8)	(130.7)	(69.6)	(216.1)
Proceeds from Exercise of Stock Options	—	—	—	0.1
Other Financing Activities	(0.4)	—	(1.0)	—

Cash Flow Used by Financing Activities	($20.0)	($22.7)	($59.2)	($42.4)
Effect of Exchange Rate on Cash	(1.5)	(1.1)	(3.3)	(1.3)

Net Change in Cash	($7.6)	($7.6)	$1.8	($34.9)
Cash - Beginning	56.9	19.1	47.5	46.4

Cash - Ending	$49.3	$11.5	$49.3	$11.5

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Earnings Per Share Calculation (Unaudited)

(Dollars and Shares in Millions)

	Three Months		Nine Months
	3Q 2019	3Q 2018	YTD 2019	YTD 2018
Basic EPS Calculation(1)
Net (Loss) Income	$(6.6)	$(0.7)	$2.6	$17.8
Less: Accretion of Preferred Stock	(4.2)	(4.4)	(12.2)	(12.9)
Less: Redeemable Preferred Stock Dividends	(3.4)	(3.9)	(11.1)	(11.6)
Less: European Noncontrolling Redeemable Equity Dividends	(0.1)	(0.3)	(0.5)	(1.3)

Numerator	$(14.3)	$(9.3)	$(21.2)	$(8.0)
Denominator: Weighted Avg. Shares Outstanding	25.1	25.0	25.1	25.0

Basic (Loss) Earnings Per Share	$(0.57)	$(0.37)	$(0.84)	$(0.32)

Diluted EPS Calculation(1)
Net (Loss) Income	$(6.6)	$(0.7)	$2.6	$17.8
Less: Accretion of Preferred Stock	(4.2)	(4.4)	(12.2)	(12.9)
Less: Redeemable Preferred Stock Dividends	(3.4)	(3.9)	(11.1)	(11.6)
Less: European Noncontrolling Redeemable Equity Dividends	(0.1)	(0.3)	(0.5)	(1.3)

Numerator	$(14.3)	$(9.3)	$(21.2)	$(8.0)
Weighted Avg. Shares Outstanding-Basic	25.1	25.0	25.1	25.0
Dilutive Stock Options and Restricted Stock Units	—	—	—	—

Denominator: Weighted Avg. Shares Outstanding	25.1	25.0	25.1	25.0

Diluted (Loss) Earnings Per Share	$(0.57)	$(0.37)	$(0.84)	$(0.32)

(1)

Basic earnings per share is computed by dividing net income (loss) attributable to Superior, after deducting preferred dividends and accretion and European non-controlling redeemable equity dividends, by the weighted average number of common shares outstanding. For purposes of calculating diluted earnings per share, the weighted average shares outstanding includes the dilutive effect of outstanding stock options and time and performance based restricted stock units under the treasury stock method. The redeemable preferred shares are not included in the diluted earnings per share because the conversion would be anti-dilutive for the periods ended September 30, 2019 and September 30, 2018.

In the second quarter of 2018, the Company misclassified a $2.9 million foreign currency gain associated with the European non-controlling redeemable equity in its financial statements. This gain was also incorrectly included in the determination of 2018 third quarter year-to-date earnings attributable to Superior common shareholders in calculating earnings per share. The 2018 basic and diluted earnings per share amounts previously reported have been corrected. Management evaluated the materiality of this misstatement from quantitative and qualitative perspectives and concluded it is not material to the prior period.

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Impact of Acquisition, Restructuring and Other Items on EPS (Unaudited)

(Dollars in Millions, except EPS amounts)

	Three Months		Nine Months
Before Tax Impact on Net Income	3Q 2019	3Q 2018	YTD 2019	YTD 2018	Location on Income Statement
Acquisition & Integration	$(0.4)	$(2.5)	$(1.7)	$(8.3)	SG&A/COGS
Certain Hiring & Separation Cost	(1.6)	—	(3.1)	—	SG&A/COGS
Restructuring Cost	(13.0)	—	(13.0)	—	COGS
Debt Extinguishment Gains	1.0	—	3.4	—	Other Income
Change in Fair Value of Preferred Derivative	(1.0)	0.2	(0.3)	(3.5)	Other Income

Total Impact on Net Income	$(15.0)	$(2.3)	$(14.7)	$(11.8)
After Tax Impact on Net Income	$(12.3)	$(2.0)	$(12.2)	$(10.8)
Weighted Average Shares Outstanding - Basic	25.1	25.0	25.1	25.0
Impact on (Loss) Earnings Per Share	$(0.49)	$(0.08)	$(0.49)	$(0.43)

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Non-GAAP Financial Measures (Unaudited)

(Dollars in Millions)

Value-Added Sales	Three Months		Nine Months
	3Q 2019	3Q 2018	YTD 2019	YTD 2018
Net Sales	$352.0	$347.6	$1,062.2	$1,123.0
Less: Aluminum Value and Outside Service Provider Costs	(156.6)	(168.5)	(480.3)	(532.1)

Value-Added Sales	$195.5	$179.1	$581.9	$590.9

	Three Months		Nine Months
	3Q 2019	3Q 2018	YTD 2019	YTD 2018
Net (Loss) Income	$(6.6)	$(0.7)	$2.6	$17.8
Adjusting Items:
- Interest Expense, net	11.8	12.4	35.5	37.4
- Income Tax Provision	(4.8)	(7.1)	7.7	1.1
- Depreciation	24.2	17.1	57.4	52.0
- Amortization	6.6	6.6	20.1	19.9
- Acquisition, integration, hiring/separation/restructuring costs, and debt extinguishment gain(1)	6.4	2.3	6.8	7.9
- Factoring Fees(1)	0.2	0.2	0.8	0.4
- Change in Fair Value of Preferred Derivative	1.0	(0.2)	0.3	3.5

	$45.4	$31.3	$128.6	$122.2

Adjusted EBITDA	$38.9	$30.6	$131.3	$140.0

(1)

In the third quarter of 2019, we incurred approximately $5.4 million of Fayetteville restructuring costs (excluding $7.6 million of accelerated depreciation), $1.6 million of certain hiring and separation costs, $0.4 million of acquisition and integration costs, $0.2 million of accounts receivable factoring fees, and $1.0 million of gains on extinguishment of debt. In the third quarter of 2018, we incurred approximately $2.3 million in integration costs and $0.2 million of accounts receivable factoring fees. In the first nine months of 2019, we incurred approximately $5.4 million of Fayetteville restructuring costs (excluding $7.6 million of accelerated depreciation), $3.1 million of certain hiring and separation costs, $1.7 million of acquisition and integration costs, $0.8 million of accounts receivable factoring fees, and $3.4 million of gains on extinguishment of debt. In the first nine months of 2018, we incurred approximately $7.9 million in integration costs and $0.4 million of accounts receivable factoring fees.

Outlook for Full Year 2019 Value-Added Sales	Outlook Range
Net Sales Outlook	$1,390.0	$1,420.0
Less: Aluminum Value and Outside Service Provider Costs	(635.0)	(645.0)

Value-Added Sales Outlook	$755.0	$775.0